FOR IMMEDIATE RELEASE            For more information contact:

May 22, 2019                        Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 52 cents per share payable on July 2, 2019, to shareholders of record at the close of business June 17, 2019. Today’s declaration increases the total dividend paid in 2019 to $1.03 per share, a 1.0% increase from 2018 and is the Corporation's 31st consecutive year of increased regular dividends.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois and The Morris Plan Company of Terre Haute.